Exhibit 10.5

DISTRIBUTOR AGREEMENT

          This Agreement is entered into as of January  21, 2005 (the “Effective Date”) by and among VendingData Corporation, a Nevada corporation (“Vendor”), and Technical Casino Supplies Ltd, an English company (“Distributor”).

RECITALS

          WHEREAS, Vendor is the owner of patents, patents pending, trademarks, and other related intellectual property involving a full range of shuffling machine products for the casino industry (collectively, the “Products” and, individually, the “Product”);

          WHEREAS, Distributor is in the business of distributing products to the casino industry throughout the world and is a subsidiary of Victoria Holdings Ltd; and

          WHEREAS, Vendor desires to grant to Distributor an exclusive right to market, sell, rent, lease, service and maintain the Products subject to the terms and conditions as set forth herein.

          NOW, THEREFORE, in consideration of the several and mutual promises, agreements, covenants, understandings, undertakings, representations and warranties hereinafter set forth the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree that the aforementioned recitals are true and correct and by this reference incorporated herein as if fully set forth and the parties further covenant and agree as follows:

1.	TERM

          As provided for in this Section 1, the term of this Agreement shall be for a period of five (5) years, beginning on the Effective Date (the “Initial Term”); provided, however, the Initial Term shall be subject to automatic successive renewal terms of three (3) years each (the “Renewal Terms” and together with the Initial Term, the “Term”).

          1.1. Termination. This Agreement may be terminated subject to the following clauses:

1.1.1. By either Vendor or Distributor, upon written notice of termination of this Agreement no later than ninety (90) calendar days prior to the expiration of the relevant Term, then in effect;

1.1.2. By Vendor and Distributor, at any time, upon the mutual written agreement of Vendor and Distributor;

1.1.3. By either Vendor or Distributor, following a material or continuing breach of this Agreement (in the case of a breach which is capable of remedy) by the other party and the breaching party’s failure to cure such breach within ninety (90) days of receiving written notice of such breach, where a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of the performance (provided that the time of performance is not of the essence); or

1.1.4. Subject to Section 1.6, by Vendor (or successor to Vendor), upon written notice to Distributor of a change of control of Vendor and the election by Vendor (or successor to Vendor) to terminate this Agreement, where a “change of control” shall mean a change in ownership of the Vendor such that an unaffiliated third party acquires a majority of the voting power of Vendor;

1.1.5. Subject to Section 1.6, with respect to any shuffler line, by Vendor, upon written notice to Distributor of the transfer of ownership of the relevant shuffler line (i.e,, the PokerOne™ Shuffler, the Random Plus™ Shuffler, the Continuous Plus™ Shuffler and other future line of shuffler products offered by Vendor) to an unaffiliated third party and the election by the unaffiliated third party to terminate this Agreement with respect to the relevant shuffler line.

          1.2. No Responsibility. Upon termination of this Agreement in accordance with the terms of this Section 1, the terminating party shall not be responsible for any costs or damages incurred by the other party resulting from the termination, subject to Section 1.6 of this Agreement.

          1.3. Distributor Credit. Except when this Agreement is terminated due to the uncured breach of Distributor, Distributor shall have within one (1) month of termination of this Agreement the right to return the Products purchased by Distributor to Vendor provided that the Products are unopened upon receipt by Vendor. Distributor will receive a credit for the full price paid by Distributor for the Products. Under such circumstances, Vendor shall have the right to market and sell such returns to other customers that may be interested in acquiring the goods referred to herein.

          1.4. Delivery upon Termination. In the event of termination for whatever reason, Vendor and Distributor agree to complete the delivery of each order of the Product received by Distributor and each unfulfilled order for the Product prior to the termination date.

          1.5. Effect. In the event of the termination of this Agreement for any reason whatsoever, the exclusive distribution right and license granted to Distributor pursuant to this Agreement shall automatically revert to Vendor as Vendor’s sole property.

          1.6. Monthly Compensation. In the event that this Agreement is terminated pursuant to either Section 1.1.4 or 1.1.5 of this Agreement, this shall not of itself be deemed a breach hereof but Distributor shall have the right to receive monthly compensation from Vendor, or successor to the Vendor, representing the amount of profit to Distributor lost as a result of the termination (the “Monthly Compensation”).

1.6.1. Calculation. The amount of the Monthly Compensation shall be determined by taking average gross profit related to the relevant Products for each of the monthly periods completed since the beginning of this Agreement, where “gross profit” shall mean the difference between the revenue generated by Distributor during the relevant period less any commissions paid by Distributor to third parties and less the Price paid by Distributor to Vendor for the relevant Products (exclusive of any taxes, charges, fees or impositions related to sales or delivery).

1.6.2. Payment. The Monthly Compensation shall be paid for the remaining monthly periods remaining in the Term, as if the termination of this Agreement had not occurred, or twenty four (24) calendar months, which ever period is less, where payment shall be made no later than thirty (30) calendar days after the end of the relevant monthly period.

1.6.3. Reservation of Rights. For the avoidance of doubt, Distributor’s right to compensation shall be without prejudice to its rights in respect of any breach by Vendor of this Agreement.

2.	GRANT OF DISTRIBUTION RIGHTS; LICENSE

          In consideration for the purchase of the Products by Distributor from Vendor, Vendor grants Distributor the exclusive right to market, sell, rent, lease, service and maintain the Products and all improvements thereon within the Territory (as defined herein) according to the terms and conditions as set forth herein. As part of the exclusive distribution right granted in this Section 2, Vendor hereby grants Distributor the non-exclusive, non-transferable right to use and display Vendor’s trademarks, logos, Product photographs and images, Product advertising and promotional copy, including but not limited to the materials contained in Vendor’s website, in connection with the promotion, advertising and distribution of the Products.

          2.1. Definition of “Territory.” For the purposes of this Agreement, the “Territory” shall mean all countries and territories throughout the world with the exception of the United States of America, the Caribbean and cruise ships based from ports within the United States of America or the Caribbean.

          2.2. Limitations. Notwithstanding any other provision of this Agreement, the Distributor specifically agrees that any and all marks, logos, images and copy related to the Products are solely the property of Vendor. Distributor agrees not to use in any manner whatsoever the marks, logos, images and copy of Vendor following the expiration or termination of this Agreement, except as may be needed to sell any Products remaining in Distributor’s inventory.

          2.3. Design and Specification. In its sole discretion and without any liability to Distributor, Vendor shall have final decision-making power with respect to, from time to time, alter the design or construction of any Products, add new and additional Products and discontinue any Products; provided, however, in the event of any such action on Vendor’s part, Vendor shall give reasonable notice to Distributor.

          2.4. Prosecution of the Patent Applications. Vendor shall retain full and complete control over the prosecution of any patent applications and any related disclaimer proceedings.

          2.5. Ownership of Future Inventions and Improvements. Any and all future inventions and improvements related to the Products licensed pursuant to this Agreement shall be the property of Vendor.

          2.6. Commission to Vendor For Sales Lead to Distributor. Subject to the mutual agreement of Vendor and Distributor, in the event that Vendor provides a new sales lead to Distributor that results in the sale of the Products, Distributor shall pay to Vendor a commission equal to twenty-five percent (25%) of the gross profit for the Products, where gross profit shall mean the difference between the price paid by the customer (where Distributor will determine the customer price for the Products on a case by case basis) and the price paid by Distributor for the Products. Sales leads for rental contracts provided by Vendor to Distributor will be dealt with on a case by case basis by mutual agreement between Vendor and Distributor. Any repeat orders will be dealt with on a case by case basis by mutual agreement between Vendor and Distributor.

2.6.1. Payment. Distributor hereby agrees to provide to Vendor payment of the commission no later than thirty (30) calendar days after the receipt of full payment from the customer.

3.	OBLIGATIONS OF DISTRIBUTOR

          In exchange for the exclusive distribution right and license provided in Section 2 of this Agreement, Distributor hereby agrees during the Term to use its best commercial efforts to promote, advertise and distribute the Products throughout the Territory, including, without limitation, the following:

          3.1. Distributor will purchase the Products from Vendor in accordance with the parameters set forth in Sections 5 and 6 of this Agreement;

          3.2. Distributor will be responsible for all marketing, selling and servicing efforts for the Products within the Territory;

          3.3. Distributor shall, in the event of any actual or alleged infringement of the Products comes to the attention of Distributor, promptly notify Vendor, in writing, of the actual or alleged infringement;

          3.4. Distributor shall not obtain, purchase, receive or source any other card shuffling machine from any third party or other source under any circumstance other than from Vendor with the exception of all Shuffle Master, Inc. shuffling machines which are held in stock at the Effective Date which Distributor is free to sell, rent purchase or lease until all of the said stock has been depleted.

          3.5. Distributor shall not sell or otherwise transfer any of the rights granted pursuant to this Agreement to any third party without the prior written consent of Vendor; provided, however, Distributor may enter into distribution arrangements with regional distributors within the Territory in its efforts to promote, advertise and distribute the Products in accordance with this Agreement;

          3.6. Distributor shall provide written updates to Vendor at the end of each calendar quarter of any distribution arrangements entered into by Distributor as permitted by Section 3.5 of this Agreement, where said notice shall contain the name and location of the regional distributor, and a brief statement on the experience and history of the regional distributor;

          3.7. Distributor shall not make any modifications to the Products without prior written consent of Vendor;

          3.8. Distributor shall provide to Vendor: (1) monthly sales figures no later than fifteen (15) calendar days after the end of the relevant monthly period that provides information with respect to sales for each Product; and (2) a non binding three (3) month forecast on a quarterly basis;

          3.9. Distributor shall demonstrate the Products at the following international gaming exhibitions, ICE (London), G2E (Las Vegas), SAGSE (Buenos Aires), EELEX (Moscow) and AGE (Sydney), or any successors or equivalents to the aforementioned exhibitions. Distributor may also demonstrate the products at other gaming exhibitions where Distributor decides to exhibit, subject to there being a good business case to do so; and

          3.10. Distributor shall be responsible for the retention, use and actions of any third parties used to distribute the Products, including any claims, liabilities or other damages associated with such third parties.

4.	OBLIGATIONS OF VENDOR

          In exchange for the marketing and selling of the Products provided in Section 3, Vendor hereby agrees:

          4.1. To provide Distributor with the appropriate product brochures, and two (2) fully working and fit for purpose samples of each model of shuffling machine free of charge;

          4.2. To prominently display and advertise that Distributor is the sole and exclusive distributor of Vendor for the Products in the Territory;

          4.3. Subject to Section 2.6 of this Agreement, not to market, distribute, sell or supply the Products covered by this Agreement to any individual or entity in the Territory directly in response to a request from that person or entity without the prior written consent of Distributor;

          4.4. Subject to Section 4.5 of this Agreement, for a period of twenty-four (24) months after the Effective Date, not to develop, manufacture, market, distribute, sell or supply anywhere in the world to any individual or entity a gaming chip-sorting machine for use in a casino; and

          4.5. Notwithstanding Section 4.4 of this Agreement, use its best commercial efforts to enter into a separate agreement with Distributor for the manufacture of a gaming chip-sorting machine or the manufacture of components of a gaming chip-sorting machine for use by the casino industry, where a condition of the agreement will be that Vendor will not compete with Distributor in any way in relation to the manufacture, supply, sale and distribution of gaming chip-sorting machines. It is understood that if Vendor and Distributor fail to reach an agreement then the twenty-four (24) month restriction detailed in Section 4.4 above will remain in force..

          The obligation detailed under Section 4.4 above will cease immediately if Distributor fails to complete its obligations under Section 5.1 below, where such failure is not a result of any default by Vendor, or if Distributor fails to provide payment for the Products within one hundred and eighty (180) days after the delivery of the same.

5.	PURCHASE; SHIPPING

          5.1. Purchase. In exchange for the exclusive distribution right and license granted to Distributor pursuant to this Agreement, during the Term, Distributor hereby agrees to purchase the Products from Vendor, where such Products are fit for purpose and ready for sale in the Territory, as determined by Distributor, as follows:

5.1.1. As of the Effective Date, one hundred (100) units of the PokerOne™ Shuffler at a price of Four Thousand Nine Hundred Dollars ($4,950.00 U.S.) per unit, where Vendor shall ship the units no later than the end of January 2005;

5.1.2. Upon the delivery of two (2) units of the Random Plus™ Shuffler to Distributor and the expiration of a review period ending thirty (30) calendar days after the receipt of delivery by Distributor,, where such review by Distributor determines that the Random Plus™ Shuffler is fit for purpose and ready for commercial sale in the Territory, one hundred (100) units of the Random Plus™ Shuffler at a price of Four Thousand Nine Hundred Fifty Dollars ($4,950.00 U.S.) per unit, where Vendor shall ship the units no later than 30 days after the review period;

5.1.3. Upon the receipt of any necessary approvals or approval waivers and the expiration of a review period ending thirty (30) calendar days after the receipt of delivery by Distributor of two (2) units of the Continuous Plus™ Shuffler, where such review by Distributor determines that the Continuous Plus™ Shuffler is fit for purpose and ready for commercial sale in the Territory, one hundred (100) units of the Continuous Plus™ Shuffler at a price of Five Thousand Nine Hundred Fifty Dollars ($5,950.00 U.S.);

5.1.4. Within thirty (30) days of the one (1) year anniversary of the Effective Date, an additional two hundred (200) units of the Products comprising any mix of the shuffler products offered by Vendor; and

5.1.5. Any additional number of units of the Products as may be submitted by Distributor to Vendor pursuant to a Purchase Order (as defined herein).

          5.2. Purchase Order. Unless otherwise provided for in this Agreement, all orders for the purchase of the Products shall be made through the submission of a purchase order (a “Purchase Order”), where such Purchase Order shall set forth: (1) the relevant monthly period to which the Purchase Order relates; (2) the Products to be ordered; (3) the quantity of the Products ordered; (4) the relevant price for the Products ordered; (5) the requested shipping date and destination of the Products ordered; (6) the Purchase Order number; and (7) the name and authorized signature of Distributor.

          5.3. Shipping. Unless otherwise provided for in this Agreement, upon the acceptance of a Purchase Order by Vendor, Vendor shall, in the normal course of business, package, crate and insure the Products at its cost (including any applicable export duties and export taxes) and deliver the Products to Distributor F.O.B. Zhongshan City, China. Vendor will advise Distributor immediately of any delay but will use all reasonable means to dispatch the Products within four (4) weeks of an order being received. Vendor shall as soon as practicable inform Distributor of the delivery date for each quantity of Products shipped to Distributor or to an address nominated by Distributor.

          5.4. Partial Shipments; Pro Rata Allocation. Vendor reserves the right to supply against a Purchase Order by making partial shipments of the Products. In the event that Vendor is forced to allocate the distribution of the Products due to limited supply, Distributor shall be treated no less favorably than any other distributor and shall receive its pro rata allocation of the Products.

          5.5. Failure to Purchase. If Distributor fails to purchase or complete the purchase of the Products (or the payment thereof) in the quantities and the times specified in Section 5.1 of this Agreement, Vendor shall have the right to convert this Agreement from an exclusive grant of distribution rights to a non-exclusive grant of distribution rights by providing written notice to Distributor within fourteen (14) days of any date by which Distributor was obliged to purchase the specified quantity of Products as set in Section 5.1 of this Agreement. Upon providing notice to Distributor pursuant to this Section 5.5, Distributor shall no longer be required to purchase balance of the Products required to be purchased pursuant to Section 5.1 of this Agreement. Distributor shall not be liable for any losses or damages incurred by Vendor as a result of Distributor’s failure to meet its obligations under Section 5.1 of this Agreement.

6.	PRICE; PAYMENT

          6.1. Price Changes. The prices stated in Section 5.1 of this Agreement are subject to change. For any price change to take effect ninety (90) days notice must be given in order for the price change to apply; provided, however, the proposed price change must also apply to the Products for sale by Vendor outside the Territory. In the event that there is a price change required by Vendor that does not fall within the ninety (90) day notice period, both parties agree to discuss the nature of the increase in order to reach a mutually acceptable understanding. All the aforementioned price changes will not exceed, on a percentage term basis, any increase in the US retail selling price.

          6.2. Payment. Distributor agrees that all payments to Vendor for the Products shall be made by wire transfer in United States Dollars (U.S.$); provided, further,

6.2.1. For all Products to be delivered by Vendor directly to Distributor, the Price shall be paid by Distributor to Vendor within the earlier of: (1) one hundred eighty (180) calendar days from the date of delivery; or (2) thirty (30) calendar days after the sale or rental of the relevant Products by Distributor; and

6.2.2. For all Products to be delivered by Vendor directly to a third party purchaser of Distributor (as instructed pursuant to the relevant Purchase Order), the Price shall be paid by Distributor to Vendor within forty-five (45) days of Distributor’s sale of the Products to the third party purchaser.

          6.3. Notice of Discount Structure and Promotions. Vendor and Distributor each agree to provide the other party with written notice of its intent to offer a discount structure, rebate program or other promotion with respect to the sale of the Products, including the relevant time frame applicable to such discount structure, rebate program or promotion.

7.	MARKETING MATERIALS

          7.1. Development of Marketing Materials. Vendor and Distributor hereby agree to share marketing materials that are developed by either party for the Products covered by this Agreement, including, without limitation, any information, marketing or promotional materials for the Products, where, upon request, such marketing materials shall be delivered to the other party in hard copy and digital form, if available. Upon receipt of such marketing materials, the party may, in its sole discretion, elect to reject, use or modify such marketing materials.

          7.2. Prior Approval of Product Claims. Distributor hereby agrees to obtain the prior written consent of Vendor prior to the use of any product claims with respect to the Products in its marketing materials.

          7.3. Cost Sharing. With respect to cost-intensive promotional materials, such as video productions, infomercials and website development and maintenance, Vendor and Distributor hereby agree to share equally in the cost and expenses related to the development and preparation of such promotional materials; provided, however, any and all expenditures related to the development and preparation of such promotional materials shall be approved in advance by Vendor and Distributor.

8.	PRODUCT RETURNS

          8.1. Procedure. Distributor may return Products to Vendor for credit or full reimbursement, as the case may be, only pursuant to this Section 8.

          8.2 Updated Products. Distributor may return to Vendor for credit against future purchases any Products for which a new version or upgrade has been produced and offered for sale; provided, however, the new version or upgrade must be of a material nature whereby the existing Products held by Distributor are considered obsolete. All Products must be returned undamaged, and all shipping charges shall be paid by Distributor. This clause does not apply to any Products that have been in Distributor’s inventory for more that one hundred and eighty (180) calendar days.

          8.3. Damaged Products. Promptly upon the receipt of a shipment of Products, Distributor shall inspect the Products for damage or shortage. Within ten (10) calendar days of receipt of the shipment, Distributor shall notify Vendor of any damage or shortage. As soon as commercially practical after receipt of notice, Vendor shall make complete any shipment in short supply. Any Products damaged in shipment shall be returned to Vendor along with documentation of the damage within thirty (30) calendar days of receipt by Distributor, and Vendor will reimburse Distributor for the costs of freight reasonably incurred by Distributor in returning the Products to Vendor. If Vendor finds any Products returned for damage to not be damaged, Distributor shall be subject to a restocking fee equal to fifteen percent (15%) original purchase price of the non-damaged Products.

          8.4. Defective Products. Distributor may, no later than one hundred and twenty (120) calendar days after a Product is sold by Distributor to a customer, return to Vendor, at Distributor’s expense, any Product received by Distributor from Vendor during the 120-day period prior to such return, which Distributor or its customer believes to be defective. In the event that such Product is defective, i.e., the failure of a Product to operate in accordance with its published specifications, Vendor shall:

8.4.1. Reimburse Distributor for the costs of freight reasonably incurred by Distributor in returning the Product to Vendor; and

8.4.2. Issue Distributor a credit against future purchases in an amount equal to the purchase price paid by Distributor for the Product or, as requested by Distributor, full reimbursement for the defective Products.

9.	PRODUCT TESTING AND RESULTS

          Whereas Vendor has organized and received the results from product testing with respect to the Products, Vendor hereby agrees to make available to Distributor the results of such product testing and grants to Distributor the right to use such results in its promotional materials; provided, however, Distributor may only use such results if Distributor complies with the applicable terms of use as provided by the institution, organization or other person that organized and conducted the relevant product testing. Conversely, in the event that Distributor organizes and receives the results from product testing with respect to the Products, Distributor hereby agrees to make available to Vendor the results of such product testing and grants to Vendor the right to use such results in its promotional materials.

10.	REPRESENTATIONS AND WARRANTIES OF VENDOR

          Vendor represents and warrants to Distributor as follows:

          10.1. Existence. Vendor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

          10.2. Authorization; Binding Agreement. This Agreement constitutes valid and legally binding obligations of Vendor, enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity. Vendor has full corporate power and authority to enter into this Agreement.

          10.3. Product Warranty. Vendor warrants to Distributor that the Products shall perform without manufacturing failure and are fit for purpose. Distributor, in cooperation with Vendor will remedy any defect in the Product in accordance with Section 8.

          10.4. Spare Products and Parts. Vendor will provide an initial supply of spare Products and parts as Distributor may reasonably required in accordance with Sections 8 and 10.3 to permit Distributor to offer a six-month warranty on the Products to customers and to enable Distributor to provide a warranty service to customers. The initial spare Products and parts to be provided pursuant to this Section 10.4 shall be at no additional charge to the Distributor; provided, however, any additional Products and parts unrelated to this Section 10.4 shall be purchased by Distributor.

          10.5. Litigation. Other than as disclosed in Vendor’s filings made with the United States Securities and Exchange Commission, including without limitation the legal proceedings involving Shuffle Master, Inc., Vendor is not aware of any action, arbitration, suit, proceeding or investigation pending, or to the knowledge of Vendor, threatened against Vendor, that would have a material adverse effect on its ability to perform the terms of this Agreement.

11.	REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR

          Distributor represents and warrants to Vendor as follows:

          11.1. Existence. Distributor is a company duly organized, validly existing and in good standing under the laws of England.

          11.2. Authorization; Binding Agreement. This Agreement constitutes valid and legally binding obligations of Distributor, enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights generally in effect from time to time and by general principles of equity. Distributor has full corporate power and authority to enter into this Agreement.

          11.3. Litigation. Other than the legal proceedings involving Shuffle Master Inc, Distributor is not aware of any action, arbitration, suit, proceeding or investigation pending, or to the knowledge of Distributor, threatened against Distributor that would have a material adverse effect on its ability to perform the terms of this Agreement.

12.	LIMITATION OF WARRANTIES

          Vendor warrants that all Products are new and that, to its knowledge, all Vendor-supplied promotional materials comply in all respects with all applicable laws, rules and regulations. Although Vendor intends to provide a six-month limited warranty to the end user, Distributor shall make no warranties or representations with respect to the Products on behalf of Vendor. Distributor shall defend, indemnify and hold Vendor harmless from any and all claims, damages, costs or expenses, including attorney fees, incurred by Vendor in relation to any violation by Distributor of the foregoing sentence.

13.	INDEMNIFICATIONS

          Each party shall indemnify and hold harmless the other party, its affiliated companies, and its employees, officers, directors, attorneys, and agents and each of them, against any and all claims, liabilities, damages and costs, including reasonable attorneys’ fees and settlement amounts, that the foregoing, or any of them, may incur by reason of any material breach of this Agreement.

          Vendor shall indemnify and hold harmless Distributor, its affiliated companies, and its employees, officers, directors, attorneys, and agents and each of them, against any and all claims, liabilities, damages and costs, including reasonable attorneys’ fees and settlement amounts, incurred by any claims of product liability, or any claims arising from any actual or alleged infringement of any patent, copyright, trademark or other intellectual property right by a Product supplied by Vendor pursuant to this Agreement.

          Each party’s responsibilities under this Section 13 shall survive termination of this Agreement.

14.	COVENANT TO PROTECT CONFIDENTIAL INFORMATION

          14.1. Definition. “Confidential Information” means any proprietary, non-public information relating to Vendor and the Products, including, without limitation, any and all strategic or business plans, customer lists and information relating to customers, marketing plans and strategies, unique software and databases, lists of material providers of services and products, terms and provisions of existing contracts and agreements, details of negotiations with current partners and business associates, details of business opportunities or projects, information relating to financial statements, employees, manufacturing and servicing methods, equipment, programs, strategies, analyses, profit margins, or other proprietary, non-public information used by Vendor; provided, however, that Confidential Information shall not include any information that: (1) was publicly known and made generally available after disclosure by Vendor; (2) becomes publicly known and made generally available through no wrongful action or inaction of Distributor; (3) is already in the possession of Distributor at the time of disclosure, without confidentiality restrictions, as shown by Distributor’s file and records immediately prior to the time of disclosure; (4) is obtained by Distributor without breach of Distributor’s obligations of confidentiality; or (5) is independently developed by Distributor without use of or reference to the Confidential Information, as shown by documents and other competent evidence in Distributor’s possession.

          14.2. Non-Use and Non-Disclosure. Distributor shall not, during the Term or anytime thereafter, without the express prior written consent of Vendor, use, divulge, publish or otherwise disclose to any other person any Confidential Information regarding Vendor, except as provided for in this Agreement or if required to do so pursuant to the order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof and any litigation or dispute resolution method against Vendor related to or arising out of this Agreement) or any governmental or administrative agency. In the event that Distributor or its directors, officers, employees, consultants or agents are requested or required by legal process to disclose any of the Confidential Information, Distributor shall give prompt notice so that Vendor may seek a protective order or other appropriate relief. In the event that such protective order is not obtained, Distributor shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.

          14.3. Maintenance of Confidentiality. Distributor agrees that it shall take all commercially reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, Distributor shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees. Distributor shall not make any copies of the Confidential Information unless the same is previously approved in writing by Vendor.

          14.4. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed by Vendor to Distributor, and all copies thereof which are in the possession of Distributor, shall be and remain the property of Vendor and shall be promptly returned to Vendor upon Vendor’s written request.

          14.5. Non-Solicitation by Distributor. Distributor agrees that, without the prior written consent of the Vendor, for a period beginning from the date of this Agreement and ending three (3) years after the termination of this Agreement, neither Distributor nor any of its affiliates or representatives will: (1) employ or solicit to employ any of the employees of Vendor; or (2) encourage of the employees of the Vendor or its subsidiaries to leave the employment of Vendor; provided, however, this Section shall not apply to any such employee who has been terminated by or left the employment of Vendor prior to the Effective Date or, if employed by Vendor as of the Effective Date, any employee who has not been employed by Vendor for at least one (1) year after the end of such employment.

          14.6. Non-Solicitation by Vendor. Vendor agrees that, without the prior written consent of the Distributor, for a period beginning from the date of this Agreement and ending three (3) years after the termination of this Agreement, neither Vendor nor any of its affiliates or representatives will: (1) employ or solicit to employ any of the employees of Distributor; or (2) encourage of the employees of the Distributor or its subsidiaries to leave the employment of Distributor; provided, however, this Section shall not apply to any such employee who has been terminated by or left the employment of Distributor prior to the Effective Date or, if employed by Distributor as of the Effective Date, any employee who has not been employed by Distributor for at least one (1) year after the end of such employment.

          14.7. Remedies. Each party agrees that any violation of this Section 14 may cause irreparable injury to the other party, entitling the other party to seek injunctive relief in addition to all legal remedies. Nothing herein contained is intended to waive or diminish any rights the other party may have at law or in equity at any time to protect and defend its legitimate property interests (including its business relationship with third parties), the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the other party may have at law or equity.

15.	OUTSIDE EVENTS

          15.1. Delay or Non-Performance. No party shall be liable to the other for delay in performance, or the non-performance, of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond the party’s control, provided that:

15.1.1. the party affected shall forthwith notify the other parties thereof; and:

15.1.2. if the circumstances in question prevail for a continuous period in excess of two (2) calendar months, the parties shall enter into bona fide discussions with a view to alleviating the effects thereof or to agreeing upon such alternative arrangements as may be fair and reasonable in all the circumstances.

          15.2 Vendor Supply Limitation. Vendor shall not be responsible or liable for any loss, damage, detention or delay caused by fire, strike, civil or military authority, governmental restrictions or controls, insurrection or riot, railroad, act of terrorism, marine or air embargoes, lockout, tempest, accident, breakdown of machinery, yield problems, delay in delivery of materials by other parties, or any cause which is unavoidable or beyond its reasonable control, nor, in any event, for consequential damages.

16.	LIMITATION OF LIABILITY

          Neither party shall be liable to the other for lost profits or indirect, special consequential or punitive damages of any kind arising in connection with the manufacture, sale and distribution of the products, even if such party has been advised of the possibility of such damages.

17.	FURTHER ASSURANCES

          The parties further covenant and agree to do, execute and deliver, or cause to be done, executed and delivered, and covenant and agree to use their best efforts to cause their successors and assigns to do, execute and deliver, or cause to be done, executed and delivered, all such further acts, transfers and assurances, for implementing the intention of the parties under this Agreement, as the parties reasonably shall request. The parties agree to execute any additional instruments or agreements necessary to affect the intent of this Agreement.

18.	RELATIONSHIP OF THE PARTIES

          This Agreement shall not create any joint venture or partnership between the parties. Nothing contained in this Agreement shall confer upon either party any proprietary interest in, or subject a party to any liability for or in respect of the business, assets, profits, losses or obligations of the other. Nothing herein contained shall be read or construed so as to make the parties a partnership, nor shall anything contained herein be read or construed in any way to restrict the freedom of either party to conduct any business or activity whatsoever without any accountability to the other party. Neither party shall be considered to be an agent or representative of the other party or have any authority or power to act for or undertake any obligation on behalf of the other party except as expressly authorized by the other party in writing. Any such unauthorized representation or action shall be considered a breach of this Agreement.

19.	ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the Parties and supersedes any prior communications, representations or agreements of any kind, whether oral or written; provided, however, notwithstanding this Agreement, that certain Distribution Agreement by and between Vendor and TCS Aces Pty Limited dated September 19, 2004 shall remain in full force and effect.

20.	COUNTERPARTS

          This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

21.	MODIFICATION

          This Agreement may not be modified or rescinded except by express written agreement signed by both of the Parties.

22.	CONFLICTS

          If any term included in an invoice, purchase order, packing slip, or bill of lading contradicts or is otherwise at odds with any provision of this Agreement, the provisions of this Agreement shall prevail.

23.	JURISDICTION

          Disputes under this Agreement shall be resolved through arbitration in Ontario, Canada by a single arbitrator to be appointed by agreement of the parties, or in default, by the President of the Law Society/Bar of Canada. The laws of Ontario, Canada shall govern the conduct of the arbitration and any appeal from the decision of the arbitrator.

24.	WAIVER

          Neither the inspection by Distributor, nor any payment for or acceptance of all or any part of the Products specified in this Agreement, nor any extension of time, nor any possession taken by Distributor or Distributor’s employees, shall operate as a waiver of any provision of this Agreement, or any power in this Agreement reserved to Distributor, or any rights or damages provided for in this Agreement, nor shall any waiver of any breach in this Agreement be held to be a waiver of any other or subsequent breach.

25.	ASSIGNMENT OR DELEGATION

          No assignment by either Party of any rights, including rights to money due or to become due under this Agreement, or delegation of any duties under this Agreement or under any purchase orders subject to this Agreement, shall be binding on the nonassigning Party unless and until a written consent has been obtained from the nonassigning Party.

26.	SEVERABILITY

          Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective only to the extent of such invalidity or unenforceability and only as to such jurisdiction without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of these terms or provisions in any other jurisdiction.

27.	GOVERNING LAW

          This Agreement shall be governed by, construed in accordance with the laws of Ontario, Canada.

28.	NOTICES

          Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, facsimile (with confirmation of transmission) or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the addresses of the Parties as follows:

If to Distributor:	Technical Casino Supplies Ltd Unit 9, Mulberry Business Centre, Quebec May, Rotherhithe, London, SE167LE Telephone: _____-_____-_____ Facsimile: _____-_____-_____ Attn: _____________

With a copy to:	_________________ _________________ _________________ Telephone: _____-_____-_____ Facsimile: _____-_____-_____ Attn: ______________, Esq.

If to Vendor:	VendingData Corporation 6830 Spencer Street Las Vegas, Nevada 89119 Telephone: 702.733.7195 Facsimile: 702.733.7197 Attn: Steven J. Blad, President and CEO

With a copy to:	Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, Seventh Floor Las Vegas, Nevada 89109 Telephone: 702.792.7000 Facsimile: 702.796.7181 Attn: Michael J. Bonner, Esq.

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.

          The Parties acknowledge that they have read this Agreement, understand it, and agree to be bound by its terms.

VENDOR:

VENDINGDATA CORPORATION, a Nevada corporation

By:	/s/ Steven J. Blad
Its:	Steven J. Blad CEO

DISTRIBUTOR:

TECHNICAL CASINO SUPPLIES LTD, an English company

By:	/s/ David K. Heap
Its:	David K. Heap Chief Executive Officer